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                                                                  EXHIBIT 10(j)

                                                                093\rm/cab\5078
                                                              Orig, w/1989 amend




                  OFFICER COMPENSATION CONTINUATION AGREEMENT
                  -------------------------------------------

        This Agreement ("Agreement") dated as of the __th day of ____, 1986 is made by and between Liberty National Bancorp, Inc., a Kentucky corporation (the "Company"), and _________________. (the "Executive"), who is presently _____________________________ of the Company and _______________________ of
Liberty Bank in consideration of the mutual covenants herein contained and in further consideration of services performed and to be performed by the Executive for the Company. Liberty National Bank and Trust Company of Louisville ("Liberty Bank") joins in this Agreement further to accomplish the terms and objectives of this Agreement.

                                    Recitals
                                    --------

        A. The Company considers the establishment and maintenance of sound and vital management of the Company and its subsidiaries to be essential to protecting and enhancing the best interests of the Company and its shareholders.

        B. The Company recognizes that, as is the case with many bank holding companies and industrial corporations, the possibility of a change of control may exist. Such possibility, and the uncertainty and questions which it may raise among management may result in the departure or distraction of key members of management to the detriment of the Company's shareholders.

        C. The Company's Board of Directors (the "Board") has determined that appropriate steps should be taken to encourage key members of management of the Company's management, such as the Executive, to remain in the employ of the Company and perform their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change of control of the Company.

        NOW, THEREFORE, in consideration of the foregoing and of the covenants herein contained, the parties hereto agree as follows:

        1. DEFINITIONS. For purposes of this Agreement, the following words and terms shall have the following meanings:

         (i) CAUSE. Termination by the Company of the Executive's employment for "Cause" shall mean termination upon (A) the willful and continued failure by the Executive substantially to perform the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties;


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         or (B) the willful engaging by the Executive in gross misconduct materially and demonstrably injurious to the Company. For purposes of this definition, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interests of the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for that purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of conduct set forth above in clauses
         (A) or (B) and specifying the particulars thereof in detail.

         (ii) CHANGE OF CONTROL. A "Change of Control" of the Company shall mean a change of control of the Company which is of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"); PROVIDED THAT, without limitation, such a change of control shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company's then outstanding securities; or (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Company's Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.


         (iii) DATE OF TERMINATION. "Date of Termination" shall mean (A) if the Executive's employment is terminated for Good Reason, as defined below, the date specified in the Notice of Termination, as defined in this Section 1(v) below; and (B) if the Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given; PROVIDED THAT, if within thirty (30) days after any Notice of Termination is given the



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         party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).


         (iv)  GOOD REASON.  "Good Reason" shall mean:

         (A) without the Executive's express written consent, the assignment to the Executive of any duties inconsistent with the Executive's positions, duties, responsibilities and status with the Company immediately prior to a Change of Control of the Company; a change in the Executive's reporting responsibilities, titles or offices as in effect immediately prior to a Change of Control of the Company; or any removal of the Executive from or any failure to re-elect the Executive to any of such positions, except in connection with the termination of the Executive's employment for Cause, Retirement, or as a result of the Executive's death or by the Executive other than for Good Reason;

         (B) a reduction by the Company in the Executive's base salary as in effect on the date hereof or as the same may be increased from time to time;

         (C) the relocation of the Company's principal executive offices to a location outside the Louisville area; or the Company's requiring the Executive to be based anywhere other than the Company's principal executive offices, except for required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations;

         (D) the failure by the Company to continue in effect any presently existing benefit or compensation plan, pension plan, life insurance plan, health and accident plan or disability plan, including, but not limited to, The Liberty Restated Thrift Plan, Liberty Employee
         Stock Ownership Plan, Liberty Retirement Plan, Liberty Management Incentive Compensation Plan, and/or Liberty 1986 Stock Option Plan, in which the Executive is participating at the time of a Change of Control of the Company (or plans providing the Executive with substantially similar benefits); or the taking of any action by the Company which would adversely affect the Executive's participation in or materially reduce the Executive's benefits


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         under any of the plans described above or deprive the Executive of any material fringe benefits;

         (E) the failure by the Company to provide the Executive with the number of paid vacation days to which the Executive is then entitled on the basis of years of service with the Company in accordance with the Company's executive vacation policies in effect on the date hereof;

         (F) the failure by the Company to obtain the assumption of all obligations under this Agreement by any successor as contemplated in
         Section 5 hereof;


         (G) the inability of the Executive to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months by reason of permanent and total disability. Permanent and total disability is defined with reference to Section 105(d)(4) of the Internal Revenue Code of 1954, as amended; or

         (H) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this Section 1(v) below; and for purposes of this Agreement, no such purported termination shall be effective.

         (v)  Notice of Termination.  Any termination by the Company or by the
         Executive, pursuant to this Agreement, shall be communicated   by
         written notice of such termination to the other parties hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice, from the Company or from the Executive, which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         (vi) Retirement. Termination by the Company or the Executive of the Executive's employment based on "Retirement" shall mean voluntary termination in accordance with the Company's retirement policy, including early retirement, generally applicable to its salaried employees or in accordance with any retirement arrangement established with the Executive's consent with respect to the Executive.

         2. TERM. The original term (the "Original Term") of this Agreement shall commmence on July 16, 1986, and shall continue


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until the later (i) three years following a Change of Control of the Company which occurs prior to July 1, 1989, or (ii) July 1, 1989; PROVIDED, HOWEVER, that, after the Original Term, this Agreement shall automatically be extended for successive periods (singularly, a "Renewal Period") (with the beginning of each Renewal Period constituting a "Renewal Date"), unless the Company shall have given the Executive written notice of termination at least 90-days' before the expiration of the Original Term or the then-existing Renewal Period, as the case may be. Each Renewal Period shall commmence on its respective Renewal Date and shall continue until the later of (a) three years following a Change in Control of the Company which occurs after the period's respective Renewal Date but prior to the third anniversary of the Renewal Date, or (b) the third anniversary of the period's respective Renewal Date.


         3. TERMINATION FOLLOWING CHANGE OF CONTROL. If any of the events constituting a Change of Control of the Company shall have occurred, the Executive shall be entitled to the benefits provided in Section 4 hereof upon the concurrent or subsequent termination of the Executive's employment, UNLESS such termination is (a) because of the Executive's death or Retirement; (b) by the Company for Cause; or (c) by the Executive other than for Good Reason. No severance benefits shall be due and payable to the Executive under this Agreement, and this Agreement shall be of no further force or effect, should the Company terminate the Executive's employment prior to a Change of Control of the Company.

         4.      COMPENSATION UPON TERMINATION OR DURING DISABILITY.

                          (i)     If the Executive's employment shall be
terminated for Cause, the Company shall pay the Executive as severance compensation the unpaid balance of the Executive's full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligations to the Executive under this Agreement.

                         (ii)     If subsequent to or concurrent with the
occurrence of a Change of Control of the Company, the Executive's employment by the Company shall be terminated other than pursuant to death, Retirement, or for Cause, or if the Executive shall terminate his employment for Good Reason, then the Company shall pay to the Executive as severance compensation in a lump sum (discounted to present value using the interest rate applicable to a three year certificate of deposit at Liberty Bank) or otherwise as the Executive may, by written notice, specify on the fifth day following the Date of Termination:

                 (A) the unpaid balance of the Executive's full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given; and

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                 (B)      an amount equal to the Executive's full base salary
         for 36 months at the rate in effect as of the Date of Termination.


         In addition to the severance benefits set forth in (A) and (B) of this
Section 4(ii), the Company shall:

                 (C) pay all relocation expenses, including without limitation, costs resulting from a relocation contemplated by
         Section 1 (iv)(C);

                 (D) pay all legal fees and expenses incurred by the Executive resulting from termination (including all such fees and expenses, if any, incurred in contesting any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement);

                 (E) maintain in full force and effect, for the continued benefit of the Executive for three years after the Date of Termination, all employee benefit plans and programs or arrangements in which the Executive was entitled to participate immediately prior Date of Termination, including, but not limited to, the Liberty Restated Thrift Plan, Liberty Employee Stock Ownership Plan, Liberty Retirement Plan, Liberty Management Incentive Compensation Plan, and 1986 Liberty Stock Option Plan; provided, however, that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. If the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive is entitled to receive under such plans and programs. At the end of the period of coverage, the Executive shall have the option to have assigned to him at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the Company relating specifically to the Executive; and

                 (F) cause all stock options and stock appreciation rights and/or the rights held by the Executive, pursuant to the Liberty 1986 Stock Option Plan or otherwise, immediately prior to the termination, if not otherwise presently exercisable, to become presently exercisable.

                        (iii) If the Executive's employment shall be terminated, either by the Company or by the Executive, due to the Executive's permanent and total disability as defined in Section 1(iv)(6), the Company shall pay the Executive as severance compensation the same benefits as set forth in Section 4(ii)(A-F).

                         (iv)     The Executive shall not be required to
mitigate the amount of any payment provided for in this Section 4 by seeking
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other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by the Executive as the result of employment by another employer after the Date of Termination, or otherwise.

                          (v)     Notwithstanding any of the foregoing, if the
Executive is within three years of mandatory retirement on the Date of Termination, then (A) the Company shall reduce the amount payable to the Executive under Section 4(ii)(B) to reflect only the number of months between the Date of Termination and the date the Executive is or would otherwise be subject to mandatory retirement (the "Retirement Date"), and (B) the Company shall have no obligations to the Executive under Section 4(ii)(E) after the Retirement Date.

         5.      SUCCESSORS; BINDING AGREEMENT.

                 (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or Liberty Bank, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company or Liberty Bank would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive terminated the Executive's employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                 (ii) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

         6. REDUCTION OF AMOUNTS PAYABLE. In no event shall any amount payable under any provision of this Agreement equal or exceed an amount which would cause the Company to forfeit, pursuant

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to Section 280G(a) of the Internal Revenue Code of 1986, as amended, its deduction for any or all such amounts payable. Pursuant to this Section 6, the Company's Examining Committee has the power to reduce severance benefits payable under this Agreement, if such benefits alone or in conjunction with termination benefits provided under the Liberty Retirement Plan, Liberty Restated Thrift Plan, Liberty Management Incentive Compensation Plan, Liberty 1986 Stock Option Plan or any other plan or agreement between the Executive and the Company, would cause the Company to forfeit otherwise deductible payments; provided, however that no benefits payable under this Agreement shall be reduced pursuant to this Section 6 to less than $1.00 below the amount of benefits which the Company can properly deduct under Section 280G(a) of the Internal Revenue Code of 1986, as amended.

         7. NOTICE. Any notice or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given for all purposes if mailed by certified mail, postage prepaid and return receipt requested, addressed to the intended recipient at

                 (a)      the addresses set forth below:





                          (i)     If to the Company or Liberty Bank:

                                  Liberty National Bancorp, Inc.
                                  416 West Jefferson Street
                                  Louisville, Kentucky  40202

All notices to the Company or Liberty Bank shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Secretary of the Company and to the Secretary of Liberty Bank.

                          (ii)    If to the Executive:

                                  _____________________
                                  _____________________
                                  _____________________

                 (b) Such other address as either party shall specify by written notice to the other parties of this Agreement.

         8. MISCELLANEOUS. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimi-

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lar provisions or conditions at the same or any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Kentucky.

         9. VALIDITY. The invalidity of unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         10. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.


         IN WITNESS WHEREOF the parties hereto have executed this Agreement, as of the day and year first above written.



                                        LIBERTY NATIONAL BANCORP, INC.



_____________________________           By _____________________________________
Executive                                  Max L. Shapira
______________________                     Chairman, Examining Committee


                                        LIBERTY NATIONAL BANK AND TRUST
                                           COMPANY OF LOUISVILLE


                                        By _____________________________________
                                           Nancy L. Ray Chairman, Examining
                                           Committee